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                           SMITH INTERNATIONAL, INC.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                SEPTEMBER 8, 2004
                                 DATE OF REPORT
                        (Date of earliest event reported)



                            SMITH INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)


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
           DELAWARE                        1-8514                95-3822631
(State or other jurisdiction of          (Commission          (I.R.S. Employer
incorporation or organization)           File Number)        Identification No.)
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                      411 N. SAM HOUSTON PARKWAY, SUITE 600
                                 HOUSTON, TEXAS
                    (Address of principal executive offices)


                                      77060
                                   (Zip Code)


                                 (281) 443-3370
              (Registrant's telephone number, including area code)

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ITEM 8.01 OTHER EVENTS

         On September 7, 2004 the Registrant issued a press release entitled "Smith International, Inc. Provides Distribution Transaction Update." The text of the press release is as follows:


                       SMITH INTERNATIONAL, INC. PROVIDES
                         DISTRIBUTION TRANSACTION UPDATE


         HOUSTON, Texas (September 7, 2004)...Smith International, Inc. (NYSE:
SII) and CE Franklin Ltd. (AMEX: CFK; TSX: CFT) today announced updated timing and revised transaction terms for the purchase of the Wilson distribution operations.

         The parties have agreed to increase the price used to calculate the number of CE Franklin shares to be issued to approximate the September 1, 2004 closing price. Additionally, the parties have agreed to modify the transaction terms to provide that certain consideration, which previously would have been received by Smith in the form of CE Franklin shares, will now be realized by Smith on a post-closing basis as specific assets are liquidated.

         Under the terms of the revised transaction, CE Franklin would issue approximately 54 million shares of common stock to Smith at closing and remit certain contingent cash consideration after the closing in exchange for the shares of Wilson International, Inc. Subsequent to the transaction, Smith's ownership interest is expected to increase from the current 55 percent to 89 percent of the outstanding shares of CE Franklin. Smith's intention would be to reduce its ownership interest back to the level currently held; however the timing of such would be dependent on market conditions and other factors.

         The proposed transaction is subject to the negotiation of a definitive agreement, approval by the Board of Directors of both companies, applicable regulatory approvals and the consent of a majority of CE Franklin minority shareholders. CE Franklin expects to hold a special shareholders meeting on or around October 28, 2004 and, if approved, the transaction is expected to close shortly thereafter.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson.

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         CE Franklin distributes products and related services to the Canadian oil and gas industry, including projects involving drilling and completions, production and maintenance and capital construction, and other resource based industries. CE Franklin primarily serves customers through a network of 37 branches across Canada.

         Certain comments contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, these "forward-looking" statements have been identified by using words such as "would", "expected" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and actual results could differ materially from those in these forward looking statements. There can be no assurances that this transaction will ultimately be consummated or, if consummated, that the expected results will be achieved. Smith International assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of other risk factors which could impact Smith International, Inc., please review Smith's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         SMITH INTERNATIONAL, INC.


Date:  September 8, 2004                 /s/ NEAL S. SUTTON
                                         ---------------------------------------
                                         By:  Neal S. Sutton
                                         Senior Vice President - Administration,
                                         General Counsel and Secretary